UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 30, 2005

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Delaware	1-12994	52-1802283
Delaware	000-50694	52-1873369
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1300 Wilson Boulevard

Suite 400

Arlington, Virginia 22209

(Address of principal executive offices) (Zip Code)

Registrants’ telephone number, including area code: (703) 526-5000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2005, The Mills Limited Partnership entered into an amendment (the “First Amendment”) to its Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 17, 2004, by and among The Mills Limited Partnership, JPMorgan Chase Bank, N.A., as lender and administrative agent, and other lenders named therein (the “Facility”). In connection with the execution of the First Amendment, The Mills Corporation agreed to reaffirm its unconditional guarantee of all of The Mills Limited Partnership’s obligations under the Facility.

The First Amendment makes the following changes:

•	Reduces the capitalization rate used in the “Capitalization Value” definition from 8% for regional mall assets and 8.25% for Landmark Mills assets to 7% for regional mall assets and 7.25% for Landmark Mills assets;

•	Adjusts the tranches under the $1 billion revolving credit commitment such that the amount available under (i) Tranche A, which is available in US Dollars, is decreased from $825 million to $600 million, and (ii) Tranche B, which is available in US Dollars, Euros or British Pounds, is increased from $175 million to $400 million; and

•	Permits the continued use of the economic share methodology for recognizing equity in earnings of The Mills Limited Partnership’s joint venture properties in the Facility’s covenant calculations instead of the hypothetical liquidation at book value methodology used to prepare its financial statements.

In connection with obtaining the First Amendment, The Mills Limited Partnership has agreed to pay the lenders approximately $250,000 in fees. Except as noted above, all other terms of the Facility, including but not limited to, the applicable interest rates, maturity date and covenants, remain in full force and effect.

There is no material relationship between the administrative agent or the lenders and The Mills Limited Partnership or The Mills Corporation, other than as parties to the First Amendment, Facility and certain other loans made in the ordinary course to various operating subsidiaries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MILLS CORPORATION

By:	/s/ Mark D. Ettenger
Name:	Mark D. Ettenger
Title:	President

THE MILLS LIMITED PARTNERSHIP

By:	The Mills Corporation, its general partner

By:	/s/ Mark D. Ettenger
Name:	Mark D. Ettenger
Title:	President

Date: July 7, 2005